U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
() Form 3 Holdings Reported
() Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Stone, Jeffrey S.
   68 Ingham Way
   Pembroke, MA USA 02359
2. Issuer Name and Ticker or Trading Symbol
   Tweeter Home Entertainment Group, Inc. TWTR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   09/30/99
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   President and Treasurer

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 |2/2/99|S4  |30000             |D  |28.67      |123927             |D     |                           |
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Common Stock                 |8/25/9|S4  |5000              |D  |32.835     |123927             |D     |                           |
                             |9     |    |                  |   |           |                   |      |                           |
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Common Stock                 |8/25/9|G4  |5000              |D  |32.835     |123927             |D     |                           |
                             |9     |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |13120              |I     |By Daughter's Trust        |
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Common Stock                 |      |    |                  |   |           |13120              |I     |By Son's Trust             |
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Common Stock                 |      |    |                  |   |           |5000               |I     | Charitable Gift Fund [1]  |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Option [2]              |32.125  |7/28/|A   |33000      |   |7/28/|7/28/|Common Stock|33000  |32.125 |176978      |   |            |
                        |        |99   |    |           |   |00   |05   |            |       |       |            |   |            |
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
Explanation of Responses:
1. Consists of shares of common stock held by the Jeff & Candy Charitable Gift Fund, of which trust, Mr. Stone and Candance S. Stone, Mr. Stone's spouse, are trustees. Mr. Stone disclaims beneficial ownership of such shares.
2. The 33,000 option shares granted on 7/28/99 are subject to an annual vesting schedule, to be fully vested by 7/28/2002.

Joseph G. McGuire
SIGNATURE OF REPORTING PERSON
/Signature/
Jeffrey S. Stone
DATE
11/18/99